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                                                         EXHIBIT EX 99(a)(5)(E)

Kevin J. Yourman (147159)
Behram V. Parekh (180361)
WEISS & YOURMAN
10940 Wilshire Blvd., 24th Floor
Los Angeles, California  90024
(310) 208-2800
-and-
Joseph H. Weiss
WEISS & YOURMAN
551 Fifth Avenue, Suite 1600
New York, NY 10176
Telephone: (212) 682-3025
Facsimile: (212) 682-3010

Counsel for Plaintiffs

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                          FOR THE COUNTY OF LOS ANGELES

HILDEGARD BOWLINDER, on Behalf of              )        Case No. BC245629
Themselves and All Others Similarly Situated,  )
                                               )        CLASS ACTION COMPLAINT
                     Plaintiffs,               )
                                               )
               v.                              )        JURY TRIAL DEMANDED
                                               )
                                               )
WESTFIELD AMERICA, INC., WESTFIELD             )
AMERICA TRUST, FRANK P. LOWY, PETER            )
S. LOWY, STEVEN M. LOWY, RICHARD E.            )
GREEN, ROY L. FURMAN, HERMAN                   )
HUIZINGA, BERNARD MARCUS, LARRY A              )
SILVERSTEIN, FRANCIS T. VINCENT, JR.,          )
and DOES 1-100, inclusive,                     )
                                               )
                   Defendants.                 )
                                               )
_______________________________________________)

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         Plaintiff, by and through her attorneys, alleges upon personal knowledge as to her own acts and upon information and belief as to all other facts, as follows:

         1. Plaintiff Hildegard Bowlinder is a stockholder of defendant Westfield America, Inc. ("Westfield" or the "Company").

         2. Defendant Westfield is a corporation with its principal place of business at 11601 Wilshire Boulevard, Los Angeles, California 90025. Westfield is a real estate investment trust or "REIT" and is one of the United States' leading owners of regional shopping centers, the fourth largest listed shopping center REIT in the U.S., and the largest shopping center company in California. The Company owns interests in 39 major shopping centers, branded as Westfield Shoppingtowns.

         3. Defendant Westfield America Trust ("WA Trust") is and Australian real state firm and Westfield's largest and controlling shareholder. Westfield Holdings Limited and entities associated with it own more than 80 percent of Westfield's common shares outstanding.

         4. Defendant Frank P. Lowy is the Chairman of the Board of Directors of both Westfield and WA Trust.

         5. Defendant Peter S. Lowy is a Director of both Westfield and WA Trust and a Managing Director of WA Holdings.

         6. Defendant Steven M. Lowy is a Director of both Westfield and WA Trust and a Managing Director of WA Holdings.

         7. Defendant Richard E. Green is a Director of Westfield.

         8. Defendant Roy L. Furman is a Director of Westfield

         9. Defendant Herman Huizinga is a Director of Westfield

         10. Defendant Bernard Marcus in a Director of Westfield

         11. Defendant Larry A. Silverstein is a Director of Westfield

         12. Defendant Francis T. Vincent, Jr. is a Director of Westfield

         13. The defendants named in paragraphs 4 through 13 are collectively referred to herein as the "Individual Defendants."


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         14. The Individual Defendants, due to their positions as officers and/or directors of Westfield, have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of Westfield and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

         15. Plaintiff brings this action pursuant to Section 382 of the California Code of Civil Procedure on her own behalf and as a class action on behalf of all common stockholders of Westfield, or their successors in interest, who are being and will be harmed by defendants, actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

         16. This action is properly maintainable as a class action because:

             a. The Class is so numerous that joinder of all members is impracticable. There are believed to be thousands of Westfield stockholders of record who are located throughout the United States;

             b. There are questions of law and fact which are common to the Class, including: whether the defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of Westfield's minority stockholders; and whether plaintiff and the other members of the Class would be irreparably damaged if the defendants are not enjoined in the manner described below;

             c. The defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole;

             d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and


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             e. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

         17. For the reasons stated herein, a class action is superior to other available method for the fair and efficient adjudication of this controversy.

                                CLAIM FOR RELIEF

         18. On February 15, 2001, Westfield publicly announced that it had signed a definitive merger agreement with WA Trust whereby WA Trust would acquire all of the remaining outstanding shares of Westfield common stock it did not already own for $16.25 cash per share.

         19. The loyalties of Westfield Board of Directors are divided in the instant transaction. The Individual Defendants are beholden to WA Trust and WA Holdings and cannot be expected to act in the best interest of Westfield's minority stockholders.

         20. The purpose of the proposed acquisition is to enable WA Trust to acquire the remaining outstanding shares of Westfield which it does not already own, as well as Westfield's valuable assets for WA Trust's own benefit at the expense of Westfield's minority stockholders.

         21. The tender offer comes at a time when Westfield shares have been on the rise, Westfield has started once again performing well and when Westfield is poised to reap the rewards of its investments.

         22. WA Trust has timed this transaction to capture Westfield's future potential for its own purposes without paying an adequate or fair price for the Company's remaining shares.

         23. WA Trust announced its tender offer to acquire the remaining shares of Westfield for $16.25 cash per share. The offer made by WA Trust represents a mere 12.5 percent premium over the previous day's closing price of Westfield common stock at $14.45, and is, in fact, at a discount to various analysts estimates of Westfield's net asset value per share.

         24. The Individual Defendants and WA Trust are in a position of control and


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power over Westfield and have access to internal financial information about
Westfield, its true value, expected increase in true value and the benefits to WA Trust of 100 percent ownership of Westfield to which plaintiff and the class members are not privy. Defendants are using their positions of power and control to benefit WA Trust in this transaction, to the detriment of Westfield's minority stockholders.

         25. In proposing the acquisition, WA Trust and the Individual Defendants have committed or threatened to commit the following acts to the detriment and disadvantage of Westfield minority stockholders:

             a. They have undervalued the Westfield common stock by ignoring the full value of its assets and future prospects. The agreed upon consideration of $16.25 per share does not reflect the value of Westfield's valuable assets and is, in fact, at a discount to various analysts estimates of Westfield's net asset value per share; and

             b. They have timed the announcement of the proposed buyout to artificially cap the steadily increasing price of Westfield's common stock and to lock-in a price which is unfair to Westfield's minority stockholders.

         26. The Individual Defendants have clear and material conflicts of interest and are acting to better their own interests and those of WA Trust at the expense of Westfield's minority stockholders.

         27. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

             a. undertake an appropriate and independent evaluation of Westfield's worth as an acquisition candidate;

             b. act independently so that the interests of Westfield's minority stockholders will be protected, including but not limited to the retention of independent advisors and the appointment of a Special Committee of some or all of the members of the Westfield's board to consider the WA Trust offer and negotiate with WA Trust on behalf of Westfield's minority stockholders;


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             c. adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Westfield's minority stockholders; and

             d. if an acquisition transaction is to go forward, require that it be approved by a majority of Westfield's minority stockholders.

         28. As a result of the defendants' failure to take such steps to date, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company's assets and business, and have been and will be prevented from obtaining a fair price for their common stock.

         29. Defendants, in failing to disclose the material non-public information in their possession as to the value of Westfield's assets, the full extent of the future earnings potential of Westfield and its expected increase in profitability, are engaging in self-dealing, are not acting good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the member of the Class.

         30. As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Westfield's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the class, will not engage in arm's length negotiations on the acquisition terms, and will not supply to Westfield's minority stockholders sufficient information to enable them to cast informed votes on the proposed acquisition and may consummate the proposed acquisition, al to the irreparable harm of the members of the Class.

         31. Plaintiff and the other members of the Class have no adequate remedy at law.


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                                PRAYER FOR RELIEF

         WHEREFORE, plaintiff; on behalf of herself and all others similarly situated, prays for relief and judgment against defendants as follows:

             a. For an Order Certifying a Class and appointing plaintiffs and their counsel to represent the class;

             b. For an Order declaring that defendants have breached their fiduciary and other duties to plaintiff and the other members of the Class;

             c. For an order requiring defendants to take the steps set forth hereinabove;

             d. For an order preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction;

             e. For, in the event the proposed acquisition is consummated, rescinding it and setting it aside;

             f. For and order awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

             g. For costs and disbursements incurred in connection with this action, including reasonable attorneys' and experts' fees; and

             h. For such other and further relief as the Court deems just and proper.


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DATED: February 23, 2001                    Kevin J. Yourman
                                            Behram V. Parekh
                                            WEISS & YOURMAN



                                          By: /s/ BEHRAM V. PAREKH
                                            ------------------------------------
                                            Behram V. Parekh
                                            10940 Wilshire Blvd., 24th Floor
                                            Los Angeles, CA 90024
                                            Telephone: (310) 208-2800
                                            Facsimile: (310) 209-2348
                                            -and-
                                            Joseph H. Weiss
                                            WEISS & YOURMAN
                                            551 Fifth Avenue, Suite 1600
                                            New York, NY 10176
                                            Telephone: (212) 682-3025
                                            Facsimile: (212) 682-3010

                                            Counsel for Plaintiffs


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                                   JURY DEMAND

         Plaintiffs hereby demand a trial by jury.

DATED: February 23, 2001                    Kevin J. Yourman
                                            Behram V. Parekh
                                            WEISS & YOURMAN



                                          By: /s/ BEHRAM V. PAREKH
                                            ------------------------------------
                                            Behram V. Parekh
                                            10940 Wilshire Blvd., 24th Floor
                                            Los Angeles, CA 90024
                                            Telephone: (310) 208-2800
                                            Facsimile: (310) 209-2348
                                            -and-
                                            Joseph H. Weiss
                                            WEISS & YOURMAN
                                            551 Fifth Avenue, Suite 1600
                                            New York, NY 10176
                                            Telephone: (212) 682-3025
                                            Facsimile: (212) 682-3010

                                            Counsel for Plaintiffs

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